                                                   Annual Report to Stockholders
                                                               December 31, 1997

                                    SAMARNAN
                             INVESTMENT CORPORATION
                      P.O. BOX 651   CLEBURNE, TEXAS 76033


Registered under the Investment Company Act of 1940 as a diversified, closed end management company. Copies of the Company's Annual Report are available to registered stockholders upon written request to the Secretary at the above address.

                                 [LETTERHEAD]

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Samarnan Investment Corporation:

We have audited the accompanying statement of assets and liabilities of Samarnan Investment Corporation, including the portfolio of investment securities, as of December 31, 1997, and the related statements of operations for the year then ended and changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material aspects, the financial position of Samarnan Investment Corporation as of December 31, 1997, the results of its operations for the year ended, the changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended, in conformity with generally accepted accounting principles.

                                       /s/ CHESHIER & FULLER, L.L.P.
                                       CHESHIER & FULLER, L.L.P.

Dallas, Texas
March 14, 1998

                         SAMARNAN INVESTMENT CORPORATION

                      Statement of Assets and Liabilities

                               December 31, 1997

Assets:
  Cash                                                              $   329,818
  Investment in securities at market (cost, net of amortization
    of bond premium, $17,445,192)                                    18,303,467
  Accrued interest receivable                                           290,152
                                                                    -----------
  Total assets                                                       18,923,437

Liabilities:
  Payables:
  Accounts payable                                                       15,935
  Investments purchased                                                 400,000
                                                                    -----------
  Total liabilities                                                     415,935
                                                                    -----------
  Net assets applicable to outstanding capital shares, equivalent
    to $15.40 per share                                             $18,507,502
                                                                    -----------
                                                                    -----------

Source of net assets:
  Capital shares - authorized 2,000,000 shares of $1.00 par
    value; outstanding 1,201,768 shares                             $ 1,201,768
  Accumulated net realized gains of $1,041,988 less accumulated
    distribution of $1,154,071                                         (112,083)
  Unrealized appreciation of investments                                858,275
  Undistributed net investment income                                   753,233
  Retained earnings at April 29, 1978, commencement of operations
    as an investment company                                         15,806,309
                                                                    -----------
                                                                    $18,507,502
                                                                    -----------
                                                                    -----------

                         SAMARNAN INVESTMENT CORPORATION

                             Statement of Operations

                           Year Ended December 31, 1997


Investment income - interest                                        $   976,675
                                                                    -----------
Expenses:
  Investment advisory fee                                                48,000
  Legal and professional fees                                            22,712
  Audit fees                                                              7,100
  Directors fees                                                          7,800
  Custodian expense                                                       6,000
  Administrative fees                                                     1,582
  Office and printing supplies                                            2,151
                                                                    -----------
      Total expenses                                                     95,345
                                                                    -----------
      Net investment income                                             881,330
                                                                    -----------

Realized and unrealized gain on investments:
  Realized gain from security transactions - excluding
    short-term securities:
          Proceeds from sales                                         4,230,950
          Cost of securities sold, net of amortization of bond
            premiums                                                  4,268,391
                                                                    -----------
          Net realized (loss)                                           (37,441)
                                                                    -----------
Unrealized appreciation of investments:
  Beginning of period                                                   461,561
  End of period                                                         858,275
                                                                    -----------
    Increase in unrealized appreciation on investments                  396,714
                                                                    -----------
    Net realized and unrealized gain on investments                     359,273
                                                                    -----------
    Increase in net assets from investment activities               $ 1,240,603
                                                                    -----------
                                                                    -----------
Total expenses as a percentage of total investment income                   9.8%
                                                                    -----------
                                                                    -----------

              See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION

                        Statement of Changes in Net Assets

                      Year Ended December 31, 1997 and 1996


                                                             1997          1996
                                                         -----------   -----------
Investment activities:
  Net investment income                                  $   881,330   $   895,006
  Net realized gain (loss) from security transactions        (37,441)      (74,642)
  Increase (decrease) in unrealized appreciation
    of investments                                           396,714      (118,256)
                                                         -----------   -----------
Increase in net assets from investment activities          1,240,603       702,108
                                                         -----------   -----------
Dividends and distributions to shareholders:
  Net investment income                                     (901,326)     (849,489)
  Capital gains                                                  -0-       (15,784)
                                                         -----------   -----------
Decrease in net assets from dividends and
  distributions to shareholders                             (901,326)     (865,273)
                                                         -----------   -----------
  Increase (decrease) in net assets                          339,277      (163,165)

Net assets:
  Beginning of period                                     18,168,225    18,331,390
                                                         -----------   -----------
  End of period                                          $18,507,502   $18,168,225
                                                         -----------   -----------
                                                         -----------   -----------

                  See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                         Notes to Financial Statements
                               December 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company is registered under the Investment Company Act of 1940 as a diversified, closed-end, management investment company. The fund seeks tax free income and preservation of capital through a diversified portfolio of bonds. The significant accounting policies followed by the Company are summarized as follows:

    (a)  SECURITIES

         Investments in securities are carried at market value. Security transactions are accounted for on the trade date. The costs of securities sold is based on identifying specific issues delivered against each sale.

         Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type.

    (b)  DIVIDENDS AND DISTRIBUTIONS

         Dividends and distributions to shareholders are recorded on the ex-dividend date.

    (c)  BOND PREMIUMS AND DISCOUNTS

         Bond premiums are amortized to the maturity date of the bond on a straight-line basis. Bond discounts are not amortized; these are included as realized gains when the bond is sold or matures. The amortization for any one year is not material.

    (d)  ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  INVESTMENT ADVISORY CONTRACT

     Effective April 1, 1991, the Company contracted with the Voyageur Managers to provide investment advisory services. Under this contract, the Company is furnished investment, clerical and statistical services regarding its investments. In addition, all orders for purchasing and selling the Company's portfolio securities are placed by Voyageur Fund Managers. The cost of these investment advisory services is $48,000 per annum.

(3)  FEDERAL INCOME TAXES

     No provision has been made for Federal income taxes since it is the plan of the Company to distribute substantially all of its investment income, including the net realized gains on investments, and to qualify as a "regulated investment company" under the applicable sections of the Internal Revenue Code.

(4)  SECURITIES TRANSACTIONS

     In 1997, cost of purchases and proceeds from sales or maturities of securities, other than short-term securities, amounted to $4,961,511 and $4,230,950, respectively.

     There were no differences between the cost bases of securities for Federal income tax and financial statement purposes. The aggregate unrealized appreciation and depreciation for all securities as of December 31, 1997 were $864,967 and $6,692, respectively.

(5)  DIVIDENDS AND DISTRIBUTIONS

     Cash dividends paid during the years ended December 31, 1997 and 1996 amount to $.75 and $.72 per share, respectively.

     Cash dividends of $.20 per share from the balance of undistributed net investment income were declared by the Company's Board of Directors on January 27, 1998, payable to shareholders of record February 6, 1998.

                       SAMARNAN INVESTMENT CORPORATION
                     Portfolio of Investment Securities
                             December 31, 1997

                                                                    Cost (net of
                                                                    Amortization
                                       Coupon  Maturity  Principal       of Bond    Market
Municipal Bonds (100.0%)                 Rate      Date     Amount      Premium)     Value
------------------------                -----   -------   --------   -----------    ------
Carmel Clay School G.O.                 6.10    1-15-98   500,000       500,000      500,270
Tempe, Arizona G.O.                     8.00    7-01-99   500,000       509,637      529,510
IL Health - Univ of Chicago Hospital    4.75    8-15-99   825,000       823,020      833,093
Cook County, Illinois Schaumburg G.O.   6.20    1-01-00   500,000       500,000      510,285
Naperville, Illinois Electric           6.20   11-01-00   500,000       500,000      517,285
Wisconsin Public Power                  6.40    7-01-01   500,000       496,350      535,005
Cook County, Illinois ISD               5.90   12-01-01   450,000       445,999      476,444
King County, Washington ISD #408        6.10   12-01-01   300,000       300,000      319,230
Indiana Municipal Power                 5.25    1-01-02   500,000       498,215      517,960
Nevada State G.O. Series A              6.00    5-01-02   400,000       397,182      426,700
Maricopa County, Arizona SD #4         6.125    7-01-02   500,000       496,399      510,815
Lake Preston SD-Ottertail Pwr           5.00   12-01-02   555,000       555,000      569,613
Kitsap County Washington SD #401        4.70   12-01-03   500,000       489,765      509,000
Bedford Park, IL - G.O.                 5.20   12-01-04   500,000       489,500      520,570
Alaska State Housing Finance Corp.      5.90   12-01-04   600,000       623,424      637,938
North Branch Minn. ISD #138             5.20    2-01-05   475,000       476,739      499,330
Henderson, NV - G.O.                    5.25    5-01-05   500,000       501,358      522,685
Box Elder, UT - G.O.                    5.15    6-15-05   300,000       299,250      310,773
Indiana St. Ed.                         4.80   10-01-05   500,000       415,475      509,675
Owasso OK Public Works Auth             4.50   11-01-05   400,000       400,000      400,000
Chicago, IL, Wastewater Rev.            5.40    1-01-06   500,000       495,000      530,655
North Miami, FL Health Fac Rev Cathol   5.30    8-15-06   200,000       198,468      212,522
Clark County Nevada School District     5.50    6-15-07   800,000       790,536      856,928
Memphis, TN - G.O.                      6.80    7-01-07   700,000       730,450      723,758
North Miami, FL Health Fac Rev Cathol   5.40    8-15-07   375,000       371,933      401,588
Alabama Clg & Univ Tuskegee             5.50    9-01-07   500,000       500,000      535,710
Wisconsin Health & Education - Sinai    5.50    8-15-08   600,000       592,248      639,702
Missouri State Health/Ed                5.55    2-01-09   200,000       198,302      201,306
Goodhue Cnty., MN EDA Lease             5.60    2-01-10   310,000       310,000      326,842
Illinois Health Fac Auth                6.00    2-15-11   500,000       497,580      526,720
Harmony, MN MFHR-Zedakah Cound.         5.70    3-01-11   260,000       260,000      271,003
Harmony, MN MFHR-Zedakah Cound.         5.70    9-01-11   265,000       265,000      276,215
Volusia Cnty. Health Fac.               6.00    6-01-12   600,000       612,067      659,082
Montgomery County PA IDA               5.625   11-15-12   500,000       480,920      511,785
Douglas County, NE SD #66               5.25   12-01-13   250,000       250,000      254,693
Douglas County, NE SD #66               5.30   12-01-14   250,000       250,000      254,903
Louisiana Housing Fin. Agency           6.00    9-01-15   670,000       670,000      705,818
Missouri State Health/Ed.               5.75    2-01-17   250,000       245,375      257,945
                                                                    -----------  -----------
   Total                                                            $17,445,192  $18,303,467
                                                                    -----------  -----------
                                                                    -----------  -----------

                See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                       Selected per Share Data and Ratios
             For Each of the Years in the Five-Year Period Ended
                                December 31, 1997


                                           1997         1996        1995         1994         1993
                                           ----         ----        ----         ----         ----
PER SHARE DATA

Investment income - interest           $      .82   $      .82   $      .86   $      .93   $     1.00
Expenses                                     (.08)        (.08)        (.07)        (.07)        (.07)
                                       ----------   ----------   ----------   ----------   ----------
  Net investment income                       .74          .74          .79          .86          .93
Net realized and unrealized gains
  (losses) on investments                     .30         (.16)         .52         (.97)         .14
Dividends from net investment income         (.75)        (.71)        (.74)        (.80)        (.93)
Distributions from net realized
  long-term gains on securities                --         (.01)        (.01)          --         (.15)
                                       ----------   ----------   ----------   ----------   ----------
Net increase (decrease) in
  net asset value                             .29         (.14)         .56         (.91)        (.01)
Net asset value:
  Beginning of period                       15.11        15.25        14.69        15.60        15.61
                                       ----------   ----------   ----------   ----------   ----------
  End of period                        $    15.40   $    15.11   $    15.25   $    14.69   $    15.60
                                       ----------   ----------   ----------   ----------   ----------
RATIOS

Expenses to average net assets                .52          .51          .49          .50          .48
Investment income from operations
  to average net assets                      5.36         5.45         5.74         6.27         6.39
Portfolio turnover                          23.72        19.05        28.20        13.05        23.75
                                       ----------   ----------   ----------   ----------   ----------

Average share outstanding               1,201,768    1,201,768    1,201,768    1,201,768    1,201,768
                                       ----------   ----------   ----------   ----------   ----------
                                       ----------   ----------   ----------   ----------   ----------

                                See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                              INVESTMENT CORPORATION
                      P.O. BOX 651  CLEBURNE, TEXAS 76033


BOARD OF DIRECTORS                               LEGAL COUNSEL

George S. Walls, Jr.                             Richard S. Whitesell, Jr.
Nancy Walls Devaney                              4211 Arcady
Martha Walls Murdoch                             Dallas, Texas 75205
O.P. Leonard, Jr.
Joe Monteleone
Steve Sikes                                      INDEPENDENT AUDITORS
Roland Walden
                                                 Cheshier & Fuller, L.L.P.
                                                 14175 Proton Road
OFFICERS                                         Dallas, TX 75244

George S. Walls, Jr., President
Jerry D. Wheatley, Secretary/Treasurer           CUSTODIAN

                                                 Westwood Trust
INVESTMENT ADVISORS                              200 Crescent Court, Suite 1300
Voyageur Asset Management                        Dallas, TX 75201
90 South Seventh St.
Suite 4400
Minneapolis, MN 55402

REGISTRAR/TRANSFER AGENT

Securities Transfer Corporation
16910 Dallas Pky. Suite 100
Dallas, TX 75248


                                   ANNUAL MEETING

The Annual Meeting of Stockholders of Samarnan Investment Corporation will be held April 28, 1998, at 11:00 A.M., in the Bellevue Room I of the Fort Worth Club, 306 W. Seventh, Fort Worth, Texas.